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                                                                   EXHIBIT 10.11

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of April 13, 2000 by and among Lineo, Inc., a Delaware corporation ("Buyer"), Yoshinobu Ushiyama, an individual residing in Japan ("Mr. Ushiyama"), Tatsuya Takeuchi, an individual residing in Japan ("Mr. Takeuchi", and together with Mr. Ushiyama, collectively, "Principal Shareholders", and each a "Principal Shareholder") and such other minority shareholders of United System Engineers, Inc., a Japanese corporation (the "Company"), listed in the List of Shareholders attached hereto as Schedule 1 (collectively, "Minority Shareholders", and together with Principal Shareholders, collectively, "Sellers" and each "Seller"), acting through Mr. Ushiyama as their representative ("Shareholder Representative").

                                    RECITALS

     A. Sellers collectively own 160,000 shares of common stock of the Company, with par value of Yen 500 per share, representing all of the issued and outstanding capital stock of the Company (the "Company Shares").

     B. The Company is engaged in the business of development, design, manufacture and sale of computer systems (the "Business").

     C. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Company Shares on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     In consideration of the premises and the mutual agreements herein contained, Sellers and Buyer agree as follows:

     1.   PURCHASE AND SALE OF COMPANY SHARES.

     (a) TRANSACTION. On and subject to the terms and conditions set forth herein, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, at the Closing, 160,000 Company Shares.

     (b) CONSIDERATION. The total consideration to be paid by Buyer to Sellers for all of the Company Shares hereunder shall be Three Hundred Twenty Two Thousand Eight Hundred Twenty Nine and 13/100 Dollars ($322,829.13). Each Seller shall be entitled to such amount as appearing opposite his or her name in Schedule 1 (the
          "Consideration").

     (c) THE CLOSING. Subject to satisfaction or waiver of the conditions set forth in Section 3 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Summit Law Group, PLLC on


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          April 30, 2000 or on such other date as Sellers and Buyer may mutually agree (the "Closing Date").

     (d) DELIVERIES AT THE CLOSING. At the Closing, (i) each Seller shall deliver to Buyer certificates for the Company Shares representing such number of the Company Shares as set forth opposite his or her name in
          Schedule 1, and (ii) Buyer shall deliver to each Seller the Consideration appearing opposite his or her name in Schedule 1.

     2.   REPRESENTATIONS AND WARRANTIES.

     (a) REPRESENTATIONS AND WARRANTIES BY PRINCIPAL SHAREHOLDERS. Principal Shareholders hereby jointly and severally represent and warrant to Buyer as follows:

          (i) The Company has been duly incorporated and is validly existing and in good standing as a joint stock corporation (KABUSHIKI KAISHA) under the laws of Japan. It has full corporate power to carry on its business as it is now conducted and to own, lease or operate the properties and assets it now owns, leases or operates. It is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would have a material adverse effect on the condition (financial or otherwise), assets, properties, results of operations or business of the Company (a "Material Adverse Effect"). The Company does not have a subsidiary (defined to mean any entity or organization in which it has a direct or indirect equity or ownership interest in excess of 50%).

          (ii) The authorized capital stock of the Company consists solely of one class of stock and the total number of the Company Shares authorized to be issued by the Company is 160,000 shares, of which 160,000 Company Shares are issued and outstanding as of the date hereof.

          (iii) All of the Company Shares have been legally and validly issued and are fully paid and nonassessable; and the Company has no outstanding obligations, understandings, or commitments regarding the issuance of any additional shares of capital stock, or any options, rights, or warrants concerning the issuance of any additional shares of capital stock or securities convertible into shares of capital stock, of the Company.

          (iv) The List of Shareholders in Schedule 1 lists the names and the number of the Company Shares held of record by each Seller as of the date hereof.

          (v) There are no permits, approvals or consents of any governmental bodies or agencies which are necessary or appropriate to be obtained by Sellers in order for the consummation of the transactions contemplated by this Agreement to be in compliance with applicable laws, other than permits, approvals and consents already obtained.

          (vi) The Company has delivered to Buyer the Company's unaudited balance sheet as of December 31, 1999 and unaudited income statement and statement of


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     disposition of loss (SONSHITSUKIN SHORI KEISANSHO) for the period then ended, which have been approved by the shareholders of the Company at the general meeting of the shareholders. The financial statements so delivered have been prepared in conformity with generally accepted accounting principles in Japan ("Japanese GAAP") applied on a consistent basis (except for changes, if any, required by Japanese GAAP and disclosed therein). Such financial statements present fairly the financial condition and the results of operations of the Company as of the date and for the period stated therein. Except as and to the extent reflected or reserved against in the balance sheet mentioned above, the Company did not have and was not subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, as of December 31, 1999 (the "Balance Sheet Date"), required by Japanese GAAP to be stated therein.

          (vii) Since the Balance Sheet Date, there has not been, occurred or arisen (i) any declaration or payment of dividends by the Company or any distribution of assets of any kind whatsoever by the Company to its shareholders with respect to any shares of its capital stock; (ii) any transaction, sale or transfer of any of its assets, or cancellation of any debts or claims not in the ordinary course of business; (iii) any material adverse change in the results of operations, financial condition, assets or liabilities of the Company; (iv) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangement made to or with any such officers, directors, employees or agents, except for bonus payment or similar arrangement made consistent with the past practice; (v) any incurring of, assumption of, or taking any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice; (vi) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits); or
     (vii) any material alteration in the manner of keeping the books, accounts or record of the Company, or in the accounting practices therein reflected.

          (viii) Except in each case as set forth in the Disclosure Schedule, attached hereto as SCHEDULE 2:

               (A) The Company owns and has good and marketable title to, or is licensed or otherwise possesses legally enforceable rights to use, all patents, patent applications, disclosures, copyrights (whether registered or unregistered), and any applications therefor, software or applications (in both source code and object code), websites, domain names, technology, trademarks, trade names, service marks, trade secrets, know-how or mask work right (the "Intellectual Property") material to the conduct of its business as presently conducted;

               (B) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict in any material respect with any instrument or agreement governing any of the Intellectual Property, or impair the right of the Company to use, sell,

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          license or dispose of the Intellectual Property, or to bring any action for the infringement of the Intellectual Property;

               (C) To the actual knowledge of Principal Shareholders, no third party is infringing any of the Intellectual Property;

               (D) The Company has taken reasonable steps necessary or appropriate (including, without limitation, entering into agreements concerning nondisclosure and assignment of inventions and copyrights with all employees of the Company and setting forth in the employment rules (SHUGYOKISOKU) the prohibition against employees' work for another employer without the consent of the Company) to safeguard and maintain the secrecy and confidentiality of, and establish the Company's proprietary rights in, all of the Intellectual Property;

               (E) All embodiments of those trade secrets which are related to the Company's Business are presently and as of the Closing Date will be located at the Company's headquarters; and

               (F) The Company has in all material respects performed, or is now performing the obligations of the Company in all material respects pursuant to each and every license or agreement concerning the Intellectual Property. All such licenses and agreements are in full force and effect and are a valid and enforceable obligation against the other party or parties thereto in accordance with their terms (subject to the enforcement of remedies).

          (ix) Within the times and in the manner prescribed by law, the Company has filed all applicable tax returns and has paid or caused to be paid all taxes which have been due pursuant to such tax returns. All tax returns filed by the Company through the Closing Date, including any amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their properties and assets.

          (x) No examination of the tax returns of the Company is currently in progress nor, to the knowledge of Principal Shareholders, is any such examination threatened. To the knowledge of Principal Shareholders, no governmental entity has proposed (tentatively or definitively), asserted or assessed, or threatened to propose or assert, any deficiency, assessment or claim for national, local or foreign taxes against the Company.

          (xi) There is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator that would have a Material Adverse Effect; and to the knowledge of Principal Shareholders, there is no such action, suit or proceeding threatened against the Company. Neither the Company, nor, to the knowledge of Principal Shareholders, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court

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or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the Business, assets, or properties of the Company.

          (xii) The conduct of business by the Company on the date hereof does not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof, the enforcement of which would have a Material Adverse Effect, nor has the Company received any notice of any such violation. The Company holds all permits and licenses that are required to permit it to conduct its Business as now conducted; all such permits and licenses are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement; and, to the knowledge of Principal Shareholders, no suspension, cancellation or termination of any of such permits or licenses is threatened or imminent.

          (xiii) Mr. Ushiyama is duly authorized to act as Shareholder Representative on behalf of Minority Shareholders in connection with this Agreement, including without limitation the execution, delivery and performance of this Agreement on their behalf.

(b) REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller, with respect to himself or herself, hereby represents and warrants to Buyer as follows:

     (i) Seller has good, marketable and indefeasible title to, is the sole record and beneficial owner of, has full power of disposition over and has full capacity to sell and transfer to Buyer such number of the Company Shares as set forth opposite his or her name in Schedule 1, and, at Closing, Buyer will have good, marketable and indefeasible title to such Company Shares. Such Company Shares are free and clear of all liens, claims, debts, or other encumbrances; provided, that a transfer of such Company Shares is subject to the approval of the Board of Directors as set forth in the Articles of Incorporation of the Company. To the best knowledge of each Seller, no shareholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

     (ii) Seller has full power and capacity to enter into this Agreement and all other agreements contemplated hereby to which Seller is or will be a party (collectively the "Seller Related Agreements") and to consummate the transactions contemplated hereby and thereby (including sale and delivery of the Company Shares). This Agreement and the Seller Related Agreements constitute (or upon execution will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     (iii) The execution and delivery of this Agreement and the Seller Related Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which either Seller is a party or by which Seller is bound, any judgment, decree, order or award of any court, governmental body or arbitrator by which Seller is bound, or any law, rule or regulation applicable to Seller.

(c) REPRESENTATIONS AND WARRANTIES OF BUYER. Except as set forth in the Disclosure Schedule attached hereto as SCHEDULE 2, Buyer hereby represents and warrants to Sellers as follows:

     (i) Buyer has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Buyer has all requisite corporate power and authority to carry on its business as presently conducted, enter into this Agreement and all other agreements herein contemplated to be executed in connection herewith by Buyer (collectively, the "Buyer Related Agreements") and to consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer Related Agreements have been duly authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     (ii) The execution and delivery of this Agreement and the Buyer Related Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which Buyer is a party or by which it is bound, the charter documents of Buyer, any judgment, decree, order or award of any court, governmental body or arbitrator by which Buyer is bound, or any law, rule or regulation applicable to Buyer.

     (iii) Immediately prior to the Closing, the authorized share capital of the Buyer consists, or will consist of 100,000,000 shares of common stock, of which 20,148,724 are issued and outstanding, and 30,000,000 shares of preferred stock, of which 7,500,000, 4,850,000 and 3,000,000 shares of preferred stock are designated Series A Preferred, Series B Preferred and Series C Preferred, respectively, and of which 7,500,000, 4,833,331 and none, respectively, are issued and outstanding. 5,000,000 additional shares of common stock of Buyer are reserved for issuance to employees, officers and directors of Buyer pursuant to such employee stock option plans as may be approved by the Buyer's board of directors, of which options for 1,808,381 shares are currently outstanding.

     (iv) Buyer has previously furnished to Sellers copies of its draft audited financial statements (balance sheet, statement of operations, statement of cash flows and statement of stockholders equity) for the fiscal year at and ended October 31, 1999. Such financial statements were prepared in conformity with generally accepted accounting principles in the United States ("US GAAP") applied on a consistent basis; are complete, correct and consistent in all material respects with the books and records of Buyer; and fairly and accurately present the financial position of Buyer as of the dates thereof and the results of operations and cash flows of Buyer for the periods shown therein. Except as and to the extent reflected or reserved against in the balance sheet so furnished to Sellers, Buyer did not have and was not subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, as of October 31, 1999 (the "Buyer Balance Sheet Date"), required by US GAAP to be stated therein.

     (v) Since the Buyer Balance Sheet Date, there has not been (a) any material adverse change in the financial condition, results of operations, assets, liabilities, or business of Buyer, (b) any material asset or property of Buyer made subject to a lien of any kind, (c) any waiver of any material right of Buyer, or the cancellation of any material debt or claim held by Buyer, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of Buyer, or any agreement or commitment therefore, (e) any mortgage, pledge or hypothecation of any tangible or intangible asset of Buyer, except in the ordinary course of business, (f) any sale or assignment of any tangible asset of Buyer having a book value in excess of $25,000, except in the ordinary course of business, or of any Buyer Intellectual Property Rights (as hereafter defined) or other intangible assets, (g) any loan by Buyer to, or any loan to Buyer from, any officer, director, employee or stockholder of Buyer, or any agreement or commitment therefore (other than travel and other advances in the ordinary course of business), (h) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property or business of Buyer, (i) any repayment of any loan owed by Buyer (including, without limitation, any loan owed to any stockholder of Buyer), (j) any single capital expenditure in excess of $50,000 or any capital expenditures aggregating more than $250,000, or (k) any material change in the accounting methods or practices followed by Buyer.

     (vi) Buyer is not a party or subject to or bound by any acquisition, merger or similar agreement that may have a Material Adverse Effect.

     (vii) With respect to Buyer Intellectual Property Rights (as defined below):

          (A) Buyer has the right to use, sell, and license the Buyer Intellectual Property Rights (as defined below) material to the conduct of its business as presently conducted, including without limitation all rights to Buyer name "Lineo" and to the trademarks and the product name "Embedix" (the "Buyer Rights"), free and clear of the rights of all others.

          (B) The business of Buyer as presently conducted, the products as marketed or sold and the provision of services by Buyer do not violate and will not violate any agreements that Buyer has with any third party or infringe any patent, trademark, service mark, copyright or trade secret or any other Intellectual Property Rights of any third party

          (C)  No claim is pending or threatened against Buyer nor has Buyer

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received any notice or claim from any person asserting that any of Buyer's present or contemplated activities infringe or may infringe any Buyer Intellectual Property Rights of such person, and Buyer is not aware of any infringement by any other person of any of Buyer Rights.

          (D) Each current and former employee of Buyer, and each of Buyer's consultants and independent contractors involved in development of any of Buyer Rights, has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to Buyer, and none of such employees, consultants or independent contractors is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions. Buyer has taken all reasonable steps to protect all data, information, ideas, concepts, know-how and materials that Buyer treats as trade secrets, and all other confidential information and Buyer Intellectual Property Rights of Buyer, which are not part of the public domain or knowledge, nor, to the best knowledge of Buyer, have they been used, divulged or appropriated for the benefit of any person other than Buyer or otherwise to the detriment of Buyer.

          (E) No royalties or other amounts are payable by Buyer to persons by reason of the ownership or use of the Buyer Intellectual Property Rights of Buyer.

          (F) No third party has claimed or, to the best of Buyer's knowledge, has reason to claim that any person employed by or affiliated with Buyer has (i) violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-disclosure, non-solicitation or inventions agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Buyer Intellectual Property Rights, trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

     As used herein, the term "Buyer Intellectual Property Rights" shall mean the intellectual property rights, including, without limitation, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, including production technology and processes, all source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

     (viii) There is no litigation or governmental proceeding or investigation pending or threatened against Buyer or affecting any of its properties or assets or against any officer, director or key employee of Buyer in his or her capacity as an officer, director or employee of Buyer, which litigation, proceeding or investigation is reasonably likely to have a Material Adverse Effect, or which may call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated

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hereby; nor has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced.

     (ix) Buyer has filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it where the failure to file such returns would have a Material Adverse Effect, and has paid all taxes owing by it, except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to above or which will not have a Material Adverse Effect. All taxes and other assessments and levies which Buyer is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not have a Material Adverse Effect. With regard to the federal income tax returns of Buyer, Buyer has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service. There are in effect no waivers of applicable statutes of limitations with respect to any taxing owed by Buyer for any year. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Buyer, threatening to assert against Buyer any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

     (x) There are no permits, approvals or consents of any governmental bodies or agencies which are necessary or appropriate to be obtained by Buyer in order for the consummation of the transactions contemplated by this Agreement to be in compliance with applicable laws, other than a securities notice filed with the Minister of Finance of Japan pursuant to the ministerial ordinances issued under the Securities and Exchange Law of Japan, and such other permits, approvals and consents already obtained.

3.   CONDITIONS TO CLOSING.

(a) CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS TO CLOSE. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by Buyer and Sellers:

     (i) No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any legal action have been instituted and remain pending or, to the knowledge of Principal Shareholders and Buyer, have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or which would not permit the Company's Business as presently conducted to continue unimpaired following the Closing Date. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any laws of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date; and

     (ii) To the extent required by applicable law, all governmental permits and approvals required to be obtained from any governmental entity or agency shall have been received or obtained on or prior to the Closing Date.

(b) CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

     (i) The respective representations and warranties of Principal Shareholders and each Seller herein contained shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of such date; Principal Shareholders and Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required under this Agreement to be performed or complied with by them on or prior to the Closing Date; and Principal Shareholders and Sellers shall have executed and delivered to Buyer certificates, dated as of the Closing Date, to that effect in form and substance satisfactory to Buyer;

     (ii) The Board of Directors of the Company shall have approved the transfer by Sellers of the Company Shares to Buyer, and Buyer shall have been furnished with satisfactory evidence of all other consents, approvals or notifications of other persons whose consent, approval or notification is required in order to permit the transactions contemplated hereunder; and

     (iii) Buyer shall have received an opinion from counsel to the Company in form and substance mutually agreeable to Buyer and the Company.

(c) CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE. The obligations of Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Sellers:

     (i) The representations and warranties of Buyer herein contained shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of such date; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing Date; and Buyer shall have delivered to Sellers a certificate in form and substance satisfactory to Sellers, dated the Closing Date and signed by its duly authorized officer, to such effect;

     (ii) Sellers shall have been furnished with satisfactory evidence of all consents, approvals or notifications of other persons whose consent, approval or notification is required in order to permit the transactions contemplated hereunder;

     (iii) Buyer shall have executed employment agreements with Mr. Ushiyama, Mr. Takeuchi and Mr. Koichi Narasaki on such terms and conditions mutually agreeable to the parties thereto and shall have granted, effective on the Closing Date, stock options to those Sellers who shall become employees of Buyer upon the Closing.

     (iv) Buyer shall have executed an indemnity agreement for the benefits of Principal Shareholders, Satoru Miura, Masatoshi Suzuki and Yoshito Iguchi (collectively "Financial Support Providers"), in which Buyer agrees to: (i) use or caused to be used commercially reasonable best efforts to arrange for the release of Financial Support Providers from the guarantee they have made on behalf of the Company ("Guarantees"); (ii) pay or cause to be paid when due any and all the Company's borrowings in respect of which Guarantees have been provided with respect to which such release has not been effected; (iii) pay or cause to be paid when due any and all loans made to the Company by Financial Support Providers ("Loans"); and (iv) indemnity and hold Financial Support Providers harmless from and against all liability, damage, deficiency, loss, cost or expense, including attorneys' fees and costs of investigation ("Losses"), incurred by Financial Support Providers in connection with any execution of Guarantees by the creditors thereof and/or any breach by the Company of Loans.

4.   Termination.

(a) TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may not be terminated or canceled prior to the Closing Date, except:

     (i)  By written consent of Buyer and Sellers; or

     (ii) Upon the failure to satisfy one or more conditions to Close set forth herein; or

     (iii) By either party by written notice to the other if the Closing has not occurred by April 30, 2000.

(b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 4(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other (except for any liability of the party then in breach).

5.   INDEMNIFICATION.

(a) INDEMNIFICATION BY PRINCIPAL SHAREHOLDERS. Principal Shareholders shall jointly and severally indemnify and hold harmless Buyer from and against all Losses, incurred by Buyer in good faith and which arise from or are attributable to any breach of any representation or warranty made by Principal Shareholders in Section 2(a) above even though any such representation or warranty may have been made by Principal Shareholders in good faith and to the best of their knowledge (unless such representation or warranty is expressly limited in this Agreement to the knowledge of Principal Shareholders).

(b) INDEMNIFICATION BY SELLER. Each Seller (including Principal Shareholders) shall indemnify and hold harmless Buyer from and against all Losses which Buyer shall incur in good faith and which arise from or are attributable to any breach of any representation or warranty made by such Seller in Section 2(b) above even though any such representation or warranty may have been made by such Seller in good faith and to the best of his or her knowledge (unless such representation or warranty is expressly limited in this Agreement to the knowledge of such Seller), provided, however, that the indemnity obligation of each Seller (other than Principal Shareholders) hereunder shall be limited to the consideration he or she has received pursuant to this Agreement.

(c) INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Sellers (including Principal Shareholders) from and against all Losses which Sellers shall incur in good faith and which arise from or are attributable to any breach of any representation or warranty made by Buyer in Section 2(c) above even though any such representation or warranty may have been made by Buyer in good faith and to the best of its knowledge (unless such representation or warranty is expressly limited in this Agreement to the knowledge of Buyer).

(d) INDEMNIFICATION PROCEDURES. If any party claiming the right to be indemnified hereunder (the "Indemnitee") is threatened with any claim, or any claim is presented to or made by the Indemnitee, or any action is commenced against the Indemnitee, which may give rise to a right of indemnification hereunder, the Indemnitee shall, with reasonable promptness, give to the party or parties claiming to be liable hereunder (the "Indemnitor") a written notice of the claim and request the Indemnitor to defend the Indemnitee, and, without prejudice to the Indemnitee's right of indemnification hereunder, shall, prior to taking any action with respect to the subject claim, make itself available to meet with the Indemnitor and in good faith attempt to resolve and settle the claim without further recourse to the Indemnitee's rights and remedies under this
     Section 5. The Indemnitor may elect, within thirty (30) days after receipt of such notice, or no later than five (5) days before the return date required by any citation, claim or other statute, whichever occurs earlier, to contest or defend against such claim at the expense of the Indemnitor (with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee), and shall give a written notice to the Indemnitee of the commencement of such defense with reasonable promptness after the giving of the written notice of the claim by the Indemnitee. The Indemnitee, its subsidiaries, successors and assigns shall be entitled to participate with the Indemnitor in such event, but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the consent of the Indemnitor if the Indemnitor has assumed such defense. In the event the Indemnitor has assumed said defense and has employed counsel with respect thereto, the Indemnitee shall also be entitled to employ separate counsel at the Indemnitee's expense. In the event that the Indemnitor does not elect to contest or defend the claim as provided above, the Indemnitee, its subsidiaries, successors or assigns shall have the exclusive right (but not the obligation) to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement, including the remedies set forth in Section 7 hereof.

(e) INDEMNITEE'S COOPERATION. In the event that a claim or benefit, other than an insurance claim against an insurer of the Indemnitee under a policy obtained on or after the Closing Date, is created in connection with the occurrence of any Losses which have not been collected by the Indemnitee at the time payment with respect to such Losses is made by the Indemnitor, the Indemnitee shall assign such benefit or claim to the Indemnitor as a condition to the payment by the Indemnitor and shall cooperate with the Indemnitor in its efforts to collect any such benefit or claim. If such claim or benefit is not assignable under applicable laws, the Indemnitee shall cooperate in good faith with the Indemnitor's efforts to collect such claim or benefit.

6.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and expire on the first anniversary of the Closing except that if a claim or notice is given under Section 5 with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue until such claim is finally resolved. No claim or action for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration or actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.

7.   NONCOMPETITION COVENANT.

     (a) NONCOMPETITION. Principal Shareholders and Mr. Koichi Narasaki acknowledge and agree that, after the Closing, Buyer shall be beneficially entitled, jointly with the Company, to the goodwill and going concern value of the Business of the Company and that such goodwill and going concern value shall be protected and preserved to the maximum extent permitted by law. Principal Shareholders and Mr. Koichi Narasaki also acknowledge that their management contributions to the Company have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Company, and after the Closing, Buyer. For these and other reasons and as an inducement to Buyer to enter into this Agreement, each Principal Shareholder and Mr. Koichi Narasaki agrees that for a period of two (2) years from the Closing Date, he will not, directly or indirectly, for his own benefit or as agent for another, carry on or participate in the ownership, management or control of, or be employed by, or consult for or otherwise render services to, or allow his name or reputation to be used in or by any other present or future business enterprise that engages in the Business competitive with the Company in the geographic areas that the Company currently conducts its Business.

     (b) RESTRICTIONS ON SOLICITING EMPLOYEES. In addition, to protect the Company and, after the Closing, Buyer against any efforts by Principal Shareholders and Mr. Koichi Narasaki to cause employees of the Company to terminate their employment with the Company, each Principal Shareholder and Mr. Koichi Narasaki agrees that, until the later of
          (i) the expiry of a period of two (2) years following the Closing Date and (ii) the expiry of a period of six (6) months following the date that his service to or employment with the Company terminates

          (for whatever reason), he shall not directly or indirectly (i) induce any such employee to leave the Company or any of its affiliates or to accept any other employment or position with any other business enterprise engaging in the Business or (ii) assist such enterprise in hiring any such employee.

     (c) EXCEPTIONS. Nothing contained in this Section 7 shall limit the right of a Principal Shareholder and Mr. Koichi Narasaki as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or traded in a generally recognized over-the-counter market, provided that Principal Shareholder's and Mr. Koichi Narasaki's equity interest therein does not exceed 5% of the outstanding shares or interests in such corporation or partnership. For avoidance of doubt, nothing contained in this Section 7 is intended to prohibit or restrict the activities of a Principal Shareholder and Mr. Koichi Narasaki in performing his duties as a director, officer or employee of the Company, Buyer or any of their affiliates. Further, for avoidance of doubt, it is agreed among the parties hereto that no Sellers (other than Principal Shareholders and Mr. Koichi Narasaki) shall be subject to the restrictions set forth in this Section 7.

     (d) SPECIAL REMEDIES AND ENFORCEMENT. Each Principal Shareholder and Mr. Koichi Narasaki recognizes and agrees that a breach by a Principal Shareholder or Mr. Koichi Narasaki of any of the covenants set forth in this Section 7 could cause irreparable harm to the Company and, after the Closing, Buyer, that the Company's and Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against a breaching Principal Shareholder and Mr. Koichi Narasaki, in addition to any other rights and remedies which are available to the Company or Buyer. If this
          Section 7 is more restrictive than permitted by the laws of the jurisdiction in which the Company or Buyer seeks enforcement hereof, this Section 7 shall be limited to the extent permitted by such laws.

     8.   COVENANTS.

     (a) GENERAL. The parties hereto agree to execute, acknowledge and deliver, at or after the Closing Date, such other and further instruments and documents as may be reasonably necessary to implement, consummate and effectuate the terms of this Agreement. Sellers agree that at any time and from time to time, at the Company's expense, Sellers shall execute such documents and take any and all necessary actions as reasonably requested by Buyer or the Company to promptly transfer to the Company any assets held in the names of Sellers, which are related to or used in connection with the Business of the Company.

     (b) CONFIDENTIALITY. After the Closing, no Seller (including Principal Shareholders) shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) of or concerning the Business, except in furtherance of his or her duties and responsibilities as a director, officer or employee of the Company (or Buyer)

     (c) CONTINUED EMPLOYMENT. Buyer hereby confirms its agreement and acknowledgement to continue the employment of all directors, officers and employees of the Company with the Company after the Closing on terms consistent with those of other employees of Buyer of comparable status.

     9. ASSIGNMENT. Except with respect to an assignment by Buyer to a successor of all of the Company Shares, no party hereto may assign this Agreement or any Buyer Related Agreement or Seller Related Agreement, nor any of its rights or obligations hereunder may be assignable or transferable, in any manner to a third party, without the prior written consent of (in case of an assignment by a Seller) Buyer or (in case of an assignment by Buyer) Sellers. Subject to the foregoing, this Agreement, the Buyer Related Agreements and Seller Related Agreements shall be binding upon, inure to the benefit of, and be enforceable by the heirs, administrators, executors and proper assigns of Sellers and of Buyer to which they are or will be parties.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

     11. EXPENSES. Sellers and Buyer shall each pay and bear its or his own costs and expenses incident to the negotiation, preparation and performance of this Agreement and the transaction contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and legal counsel; provided, that Buyer shall bear the costs and expenses of the audit of the Company, to the extent that Buyer determines such audit is necessary or desirable and expenses to be borne or paid by Sellers shall be charged to the Company.

     12. PUBLICITY. No party shall issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated by this Agreement, without obtaining the prior written consent of the other party or unless a particular action is required by applicable law; provided, that the parties acknowledge that Buyer and its affiliates may issue a press release at or following the Closing to announce the acquisition of the Company and that the Company may send a notice of the acquisition to its customers, supplies and such other business contacts of the Company in a manner customary in Japan.

     13. ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules attached hereto, contains the entire agreement of the parties hereto (including the Minority Shareholders represented by the Shareholder Representative), and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements or understanding, oral or written, between and among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

     14.  COUNTERPARTS.

     This Agreement and any amendments hereto may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original.

     15.  TAX MATTERS.

     Sellers and Buyer acknowledge and agree that each is responsible for obtaining his, her or its own tax advice with respect to the transactions contemplated hereby and the tax impact thereof on his, her or its own tax obligations.

     16.  AGREEMENT TO ARBITRATE.

     (a) The parties agree that any dispute, controversy or claim concerning or relating to this Agreement (a "Dispute"), shall be resolved pursuant to this Section 16.

     (b) The parties shall use all reasonable efforts to resolve the Dispute through direct discussions. Within 20 days of written notice that there is a Dispute, the parties shall meet in King County, Washington or confer by telephone in an effort to reach an amicable settlement and to explore alternative means to resolve the dispute expeditiously (E.G., mediation).

     (c) If the Dispute has not been resolved as a result of the procedure in paragraph (b) hereof or otherwise within sixty (60) days of the initial written notice that there is a Dispute (or such additional time to which the parties may agree), the matter shall be resolved by final and binding arbitration in King County, Washington under the then current Rules promulgated by the CPR Institute for Dispute Resolution. The arbitration shall be governed by the United States Arbitration Act, 9 USCss.1-16. There shall be three arbitrators, each of whom shall be neutral, independent and impartial. Any arbitrator may be of any nationality. The award shall be final, binding and conclusive upon the parties. Judgment on an arbitral award may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement.

     (d) The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law. The parties agree that any decision or award resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

     (e) The arbitral award shall be rendered in writing and shall state the reasons for the award.

     The arbitral tribunal shall not be empowered to award any form of punitive damages or any other remedy not measured by the prevailing party's actual damages, nor to act as amiable compositeur and shall not make an award solely out of fairness and equity. The arbitration award may award reasonable attorneys' fees to the prevailing party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or their duly authorized representatives as of the date first above written.

                                      LINEO, INC., AS BUYER



                                      By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                      YOSHINOBU USHIYAMA,
                                      AS PRINCIPAL SHAREHOLDER AND SELLER



                                      ------------------------------------------

                                      TATSUYA TAKEUCHI,
                                      AS PRINCIPAL SHAREHOLDER AND SELLER



                                      ------------------------------------------

                                      YOSHINOBU USHIYAMA,
                                      AS SHAREHOLDER REPRESENTATIVE ON BEHALF OF
                                      MINORITY SHAREHOLDERS

                         INDEX OF SCHEDULES AND EXHIBIT

     SCHEDULE

     1.       List of Shareholders

     2.       Disclosure Schedule

                                   SCHEDULE 1

                              LIST OF SHAREHOLDERS


                                       20